Exhibit 5.1

DLA Piper LLP (US) www.dlapiper.com

August 23, 2022

Fast Radius, Inc.

113 N. May Street

Chicago, Illinois

Ladies and Gentlemen:

We have acted as counsel to Fast Radius, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering for resale, on a delayed or continuous basis, by the selling stockholder named in the Registration Statement (the “Selling Stockholder”), of up to an aggregate of 14,643,920 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), consisting of (A) 728,385 shares of Common Stock outstanding and held by the Selling Stockholder (the “Outstanding Shares”), (B) 182,096 shares of Common Stock that the Company is obligated to issue to the Selling Stockholder (the “Commitment Shares”), and (C) 13,733,439 shares of Common Stock that the Company may sell to the Selling Stockholder from time to time (the “Purchased Shares” and together with the Commitment Shares, the “Contingent Shares”, and together with the Outstanding Shares, the “Shares”).

As the basis for the opinions set forth below, we have examined such documents and considered such legal matters as we have deemed necessary and relevant, including: (i) the Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”) of the Company that is filed as Exhibit 3.1 to the Registration Statement; (ii) the Amended and Restated Bylaws of the Company that are filed as Exhibit 3.2 to the Registration Statement; (iii) the Registration Statement and the exhibits thereto; (iv) that certain Purchase Agreement, dated as of May 11, 2022, by and between the Company and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”); and (v) such minutes of meetings, consents, books, records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. With respect to such examination, without independent investigation or verification of any kind, we have assumed the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have further assumed that each of the documents identified in clauses (i) through (v) above has been or will be entered into, adopted or filed as appropriate. For purposes of opinion (ii) below, we have assumed that when the Contingent Shares are issued, an adequate number of authorized and unissued shares of Common Stock will be available for issuance under the Amended and Restated Charter, as then in effect.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; and (ii) the Contingent Shares, when issued and delivered in accordance with the terms of the Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

We are opining solely as to the General Corporation Law of the State of Delaware. Our opinions are based on the laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the Shares appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and in any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)